EXHIBIT 1

May 5, 2000

Mr. George Hashbarger
General Electric Capital Corporation
120 Long Ridge Road
Stamford, CT 06927

Mr. James R. Hodge
Japan Omnibus Ltd.
c/o Permal Capital Management Inc.
900 Third Ave., 28th Floor
New York, NY 10022

          This letter is to acknowledge our understanding regarding payment of interest on the notes (the "Notes") of Krause's Furniture, Inc. (the "Company") issued under the Supplemental Securities Purchase Agreement between the Company, General Electric Capital Corporation ("GECC") and Japan Omnibus, Ltd. ("JOL") dated August 14, 1997, as amended on March 31, 1999, September 14, 1999, December 14, 1999, January 11, 2000 and April 3, 2000 (the "Agreement").

          Paragraph 5 of the January 11, 2000 agreement between the Company, GECC and JOL provides as long as no cash dividends have been paid with respect to the Series A Convertible Preferred Stock of the Company, the Company may defer cash payment of interest accruing on all of the Notes through December 31, 2000, and the holders thereof may elect to receive such deferred payments of interest in the form of Series A Convertible Preferred Stock of the Company (at the original issue price of $50 per share) or cash on the date the last installment of principal on the Notes is due and payable.

          The Company has made a timely payment in cash of interest payments accruing through February 29, 2000. You have orally given notice of your intent to receive Series A Convertible Preferred Stock in lieu of interest on December 31, 2000 in the event the Company defers cash interest payments for the period through December 31, 2000. You have also indicated your willingness to receive Series A Convertible Preferred Stock in lieu of cash interest payments for the period from January 1, 2001 through March 31, 2001.

          In light of the foregoing we agree as follows:

          1. The period for deferral under the Agreement is hereby amended so that it runs from March 1, 2000 through March 31, 2001.

          2. The Company shall defer all interest payments for the period March 1, 2000 through March 31, 2001.

          3. Cash interest accruing during such period will equal $1,235,112, and, subject to the delivery by the Company of its Series A Convertible Preferred Stock in accordance with Paragraph 5 below, GECC and JOL shall waive any right to additional interest arising as a result of deferral thereof.

          4. GECC and JOL irrevocably elect to receive payments of interest accruing during the period March 1, 2000 through March 31, 2001 in the form of Series A Convertible Preferred Stock at the stated value of $50 per share, equal to its original issue price.

          5. The Company irrevocably agrees to issue as of the date hereof a total of 24,702 shares of Series A Convertible Preferred Stock. Such shares shall (i) be, when issued, fully paid and non-assessable, and free and clear of any liens, encumbrances or rights of third parties of any kind (including, without limitations pre-emptive rights), (ii) have all rights and benefits of all other previously issued shares of Series A Convertible Preferred Stock, including without limitation, registration rights and rights under the Company's Stockholders Agreement and (iii) be delivered as soon as practicable after the date hereof.

          6. Except as agreed to hereby, the Notes and the Agreement shall remain unchanged and in full force and effect.

          Please indicate your agreement with the above by signing in the space provided below.

                                            Very truly yours,

                                            s/Dan Felsenthal

                                            Dan Felsenthal
                                            Vice President & Controller

cc:   Judith Olson Lasker

         Acknowledged and agreed:

         GENERAL ELECTRIC CAPITAL CORPORATION

         By:     s/George Hashbarger, Jr.
                 ------------------------
         Name:   George Hashbarger, Jr.
                 ------------------------
         Its:    SVP
                 ---


         JAPAN OMNIBUS LTD.

         By: /s/ James R. Hodge
             ----------------------------
         Name:  James R. Hodge
             ----------------------------
         Its:   Portfolio Manager
             ----------------------------